                                                                                                                                                                                                                               Exhibit 99.1

CONTACT:

Kevin Lightfoot, Plano

972-605-3414

kevin.lightfoot@eds.com

FOR IMMEDIATE RELEASE WEDNESDAY, JUNE 25, 2003

EDS Prices $1.1 Billion of Senior Notes and $600 Million of Convertible Senior Notes

PLANO, Texas - EDS (NYSE: EDS) today announced that it has entered into agreements, subject to standard closing conditions, for the sale of $1.1 billion of senior notes due 2013 and $600 million of convertible senior notes due 2023 (excluding a $90 million over-allotment option). The offering of the senior notes was increased from $500 million announced on June 24.

The senior notes will have a coupon of 6 percent per year, subject to adjustment based on changes in the ratings assigned to the notes.

The convertible notes will have a coupon of 3.875 percent per year.  The convertible notes may be converted at an initial rate of 29.2912 shares of common stock per $1,000 principal amount, or an initial conversion price of $34.14 per share, under certain circumstances, including if the closing price of the common stock equals or exceeds 120 percent of the conversion price for a specified period of time.

Also beginning in 2010, EDS may redeem the convertible notes at 100 percent of the principal amount plus accrued interest.  In addition, noteholders may require the company to purchase their notes in 2010, 2013 and 2018 or in the event of certain fundamental changes.

The securities have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This news release does not constitute an offer to sell or the solicitation of an offer to buy the securities.  Any offer of the securities will be made only by means of a private offering memorandum.

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